                                                                     EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                      INTERNATIONAL NETWORK SERVICES, INC.,


                        MID-WEST ACQUISITION CORPORATION


                                       and


                            PREDICTIVE SYSTEMS, INC.





                            Dated as of April 8, 2003


                                TABLE OF CONTENTS

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ARTICLE I THE MERGER..................................................................................................1
         1.1      The Merger..........................................................................................1
         1.2      Effective Time; Closing.............................................................................2
         1.3      Effect of the Merger................................................................................2
         1.4      Certificate of Incorporation and Bylaws of Surviving Corporation....................................2
         1.5      Directors and Officers of Surviving Corporation.....................................................3
         1.6      Effect on Capital Stock.............................................................................3
         1.7      Dissenting Shares...................................................................................6
         1.8      Surrender of Certificates...........................................................................6
         1.9      No Further Ownership Rights in Shares...............................................................8
         1.10     Lost, Stolen or Destroyed Certificates..............................................................8
         1.11     Taking of Necessary Action; Further Action..........................................................8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY..................................................................8
         2.1      Organization and Qualification; Subsidiaries........................................................8
         2.2      Certificate of Incorporation and Bylaws.............................................................9
         2.3      Capitalization......................................................................................9
         2.4      Authority Relative to this Agreement...............................................................11
         2.5      No Conflict; Required Filings and Consents.........................................................11
         2.6      Compliance; Permits................................................................................12
         2.7      SEC Filings; Financial Statements..................................................................13
         2.8      No Undisclosed Liabilities.........................................................................14
         2.9      Absence of Certain Changes or Events...............................................................14
         2.10     Absence of Litigation..............................................................................15
         2.11     Employee Benefit Plans.............................................................................15
         2.12     Proxy Statement....................................................................................20
         2.13     Restrictions on Business Activities................................................................20
         2.14     Title to Property..................................................................................20
         2.15     Taxes..............................................................................................21
         2.16     Environmental Matters..............................................................................23
         2.17     Brokers; Third Party Expenses......................................................................24
         2.18     Intellectual Property..............................................................................24
         2.19     Contracts..........................................................................................26
         2.20     Insurance..........................................................................................28
         2.21     Opinion of Financial Advisor.......................................................................28
         2.22     Board Approval.....................................................................................28
         2.23     Vote Required......................................................................................28
         2.24     State Takeover Statutes............................................................................28
         2.25     Interested Party Transactions......................................................................29
         2.26     Intentionally Omitted..............................................................................29
         2.27     Intentionally Omitted..............................................................................29
         2.28     Full Disclosure; Estimates.........................................................................29


                                TABLE OF CONTENTS

                                   (continued)

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ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..................................................29
         3.1      Corporate Organization.............................................................................29
         3.2      Certificate of Incorporation and Bylaws............................................................30
         3.3      Authority Relative to this Agreement...............................................................30
         3.4      No Conflict; Required Filings and Consents.........................................................30
         3.5      Proxy Statement....................................................................................31
         3.6      Financing..........................................................................................31

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.......................................................................31
         4.1      Conduct of Business by Company.....................................................................31
         4.2      [Sale of Assets....................................................................................35
         4.3      [Business Promotion Program........................................................................35

ARTICLE V ADDITIONAL AGREEMENTS......................................................................................35
         5.1      Proxy Statement; Board Recommendation..............................................................35
         5.2      Meeting of Company Stockholders....................................................................36
         5.3      Confidentiality; Access to Information.............................................................37
         5.4      No Solicitation....................................................................................38
         5.5      Public Disclosure..................................................................................40
         5.6      Reasonable Efforts; Notification...................................................................41
         5.7      Third Party Consents...............................................................................41
         5.8      Directors' and Officers' Indemnification...........................................................42
         5.9      Regulatory Filings; Reasonable Efforts.............................................................42
         5.10     Company Actions with Respect to Employees..........................................................43
         5.11     Termination of Certain Benefit Plans...............................................................43
         5.12     Employee Benefits..................................................................................44
         5.13     FIRPTA Certificate.................................................................................44

ARTICLE VI CONDITIONS TO THE MERGER..................................................................................44
         6.1      Conditions to Obligations of Each Party to Effect the Merger.......................................44
         6.2      Additional Conditions to Obligations of Company....................................................45
         6.3      Additional Conditions to the Obligations of Parent and Merger Sub..................................45


                                TABLE OF CONTENTS

                                   (continued)

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ARTICLE VII TERMINATION, AMENDMENT AND WAIVER........................................................................47
         7.1      Termination........................................................................................47
         7.2      Notice of Termination; Effect of Termination.......................................................49
         7.3      Fees and Expenses..................................................................................49
         7.4      Amendment..........................................................................................52
         7.5      Extension; Waiver..................................................................................52

ARTICLE VIII Intentionally Omitted...................................................................................52

ARTICLE IX GENERAL PROVISIONS........................................................................................52
         9.1      Non-Survival of Representations and Warranties.....................................................52
         9.2      Notices............................................................................................53
         9.3      Interpretation; Knowledge..........................................................................53
         9.4      Counterparts.......................................................................................55
         9.5      Entire Agreement; Third Party Beneficiaries........................................................55
         9.6      Severability.......................................................................................55
         9.7      Other Remedies; Specific Performance...............................................................55
         9.8      Governing Law......................................................................................56
         9.9      Rules of Construction..............................................................................56
         9.10     Assignment.........................................................................................56
         9.11     Waiver of Jury Trial...............................................................................56


                                INDEX OF EXHIBITS

      Exhibit A           Form of Company Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of April 8, 2003 (the "Agreement"), by and among International Network Services, Inc., a Delaware corporation ("Parent"), Mid-West Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Predictive Systems, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective corporations and stockholders for Parent, Merger Sub and Company to consummate the Merger (as defined in Section 1.1 hereof) upon the terms and subject to the conditions set forth herein.

         WHEREAS, the Board of Directors of the Company (the "Board") has unanimously (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, including without limitation the transactions contemplated by the Company Voting Agreements (as defined herein) (the "Transactions"), and (iii) determined, subject to the terms of this Agreement, to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

         WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, certain executive officers and directors of the Company, and certain holders of Shares (as defined in Section 1.6), each in their capacity as stockholders of the Company, are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the "Company Voting Agreements"), pursuant to which each such stockholder has agreed to vote his, her or its shares of common stock of the Company in favor of the Merger, subject to the terms therein.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2 Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "Effective Time") on the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Merger (as the same may be amended from time to time in accordance with the terms hereof) and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301, at a time and date to be specified by the parties hereto, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in ARTICLE VI hereof (other than those conditions, which by their terms, are to be satisfied or waived on the Closing
Date), or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

         1.4 Certificate of Incorporation and Bylaws of Surviving Corporation.

             (a) Certificate of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation; provided, however, that as of the Effective Time the Certificate of Incorporation shall provide that the name of the Surviving Corporation is "Predictive Systems, Inc."

             (b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 5.8 hereof, until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to Merger Sub shall be amended to refer to "Predictive Systems, Inc."

         1.5 Directors and Officers of Surviving Corporation.

             (a) Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

             (b) Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub as of immediately prior to the Effective Time.

         1.6 Effect on Capital Stock.

             (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

             "Adjustment Amount" shall equal (i) if the Final Net Assets are less than $14,136,700, the amount by which such amount exceeds the Final Net Assets, or (ii) if the Final Net Assets are greater than $16,636,700, the amount by which the Final Net Assets exceeds such amount, and (iii) if the Final Net Assets are greater than $14,136,700, but are less than $16,636,700, the Adjustment Amount shall be $0.00.


             "Estimated Net Assets" shall mean $15,386,700.

             "Estimated Valuation Schedule" shall mean the schedule delivered by the Company to Parent, as lastly amended and modified, and accepted and approved by Parent, setting forth (by item and quantity) certain assets and certain liabilities of the Company and its subsidiaries estimated as of the Closing Date.

             "Final Net Assets" shall mean the net assets of the Company and its subsidiaries as set forth on the Final Net Assets Schedule.

             "Final Net Assets Schedule" shall mean the schedule calculating the Final Net Assets delivered by the Company to Parent in accordance with Section 1.6(f) below.

             "Merger Consideration" shall mean the amount equal to the quotient obtained by dividing (x) the Total Consideration, minus any Adjustment Amount (if the Adjustment Amount shall have been calculated pursuant to (A)(i) of the definition thereof) or plus any Adjustment Amount (if the Adjustment Amount shall have been calculated pursuant to (A)(ii) of the definition thereof), by
(y) the Total Outstanding Shares.

             "Net Assets Determination Schedule" shall mean the schedule attached hereto detailing the methods and procedures by which the Final Net Assets Schedule shall be prepared and the Final Net Assets determined.

             "Shares" shall have the meaning set forth in Section 1.6(c) below.

             "Total Consideration" shall mean $19,186,700.


             "Total Outstanding Shares" shall mean the aggregate number of Shares issued and outstanding immediately prior to the Effective Time.

         (b) [Intentionally Omitted].

         (c) Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, or any of the shareholders of the Company, each share of common stock, par value $.001 per share, of the Company ("Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.6(d) hereof and any Dissenting Shares (as defined in Section 1.7 hereof)), will be canceled and extinguished and automatically converted into the right to receive, upon surrender of the certificate representing such Share in the manner provided in Section 1.8 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10 hereof), cash, without interest, in an amount equal to the Merger Consideration. If any Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company ("Unvested Shares"), then the Merger Consideration issued in exchange for such Unvested Shares shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The Merger Consideration payable upon conversion of any Unvested Share shall be withheld by Merger Sub and paid to each such holder in accordance with the vesting and other provisions set forth in the applicable restricted stock purchase agreement.

         (d) Cancellation of Treasury and Parent-Owned Shares. Each Share held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

         (e) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

         (f) Final Net Assets Determination.

             (i) Within ten (10) days preceding the Closing Date (such period, the "Review Period"), the Company agrees to deliver to Parent the Final Net Assets Schedule and to have prepared such Final Net Assets Schedule in accordance with the methods and procedures set forth on the Net Assets Determination Schedule. Parent shall in good faith conduct its review of such Final Net Assets Schedule in determining its approval or disapproval thereof. Parent and its independent public accountants shall have the right to review the work papers, schedules and other evidentiary documentation of the Company utilized in preparing the Final Net Assets Schedule, and shall have reasonable access to the books, records and personnel of the Company for purposes of verifying the accuracy of the presentation of the Final Net Assets Schedule.

             (ii) The Final Net Assets Schedule shall be deemed to have been conclusively determined for purposes of calculating the Final Net Assets Schedule, the Adjustment Amount, the Total Consideration and the Merger Consideration upon the acceptance and approval by Parent of the Final Net Assets Schedule, which Parent shall be obligated to so accept and approve to the extent the Company has complied with the Net Assets Determination Schedule in preparing the Final Net Assets Schedule.

             (iii) Notwithstanding the limited allowances for expenditures and liabilities set forth in Section 4.1 hereof, during the Review Period, neither the Company nor any of its subsidiaries shall incur (A) any other liabilities except in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement, and (B) notwithstanding the allowances in clause (A) immediately in the foregoing, any liabilities of the kind that would be contained in the Final Net Assets Schedule whatsoever, except for those liabilities consistent with, and not exceeding, the liabilities as set forth in the Final Net Assets Schedule.

         (g) Stock Options.

             (i) Immediately following the Effective Time, each outstanding option to purchase Shares (a "Company Stock Option") issued pursuant to Company stock plans or other agreements or arrangements, whether vested or unvested, shall be automatically cancelled and terminated and of no further force or effect, and the holder thereof shall receive no consideration in connection with such cancellation and termination.

             (ii) Company shall take all necessary actions (including providing all required notices) to ensure that all outstanding Company Stock Options and all Company stock option plans (including without limitation the 1999 Stock Incentive Plan, Synet Service Corporation 1996 Stock Option Plan, and Global Integrity Corporation 1998 Stock Incentive Plan) are terminated immediately following the Effective Time. For each holder of any Company Stock Option, the parties shall take steps to enable the holder thereof to exercise the option (including any portion that first becomes exercisable in connection with the Merger) prior to the Effective Time.

         (h) [Intentionally Omitted.]

             (i) Employee Stock Purchase Plan. On or before May 1, 2003 (the "ESPP Date") all offering and purchase periods under way under Company's 1999 Employee Stock Purchase Plan (the "ESPP"), shall be terminated and, as of the date of this Agreement, no new offering or purchase periods shall be commenced. Company shall take all necessary action, including providing all required notices to participants, to ensure that the rights of participants in the ESPP with respect to any such offering or purchase periods shall be determined by treating the ESPP Date as the last day of such offering and purchase periods. Company shall take all actions as may be necessary in order to freeze the rights of the participants in the ESPP, effective as of the date of this Agreement, to existing participants and, to the extent permissible under the ESPP, existing participation levels.

         1.7 Dissenting Shares.

             (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall instead be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.8 hereof, of the certificate or certificates that formerly evidenced such Shares.

             (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

         1.8 Surrender of Certificates.

             (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.6(c) hereof. Until the Effective Time, such funds shall be invested by the Paying Agent as directed by Parent and in such a way to ensure such funds are sufficient at the Effective Time to satisfy Parent's obligations hereunder with respect to the Total Consideration.

             (b) Payment Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented the outstanding Shares converted into the right to receive the Merger Consideration, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates formerly representing the Shares shall be entitled to receive in exchange therefor the Merger Consideration and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the respective Merger Consideration. As promptly as practicable following surrender of any such Certificates, the Paying Agent shall deliver to the record holders thereof, without interest, the Merger Consideration.

             (c) Payments with respect to Unsurrendered Shares; No Liability. At any time following the 180th day after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any cash that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any cash delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

             (d) Transfers of Ownership. If the payment of the cash is to be paid to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer (including without limitation, if requested by Parent or the Paying Agent, a medallion guarantee), and that the persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of the cash to a person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not applicable.

             (e) Required Withholding. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Shares such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

         1.9 No Further Ownership Rights in Shares. Payment of the cash pursuant to Section 1.6 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

         1.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the cash payable under the terms hereunder and with respect thereto; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such cash, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         The Company hereby represents and warrants to Parent and Merger Sub, subject only to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the "Company Schedule"), as follows; provided, however, that the Company Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II and any other paragraph where it is reasonably and objectively clear that the disclosure is intended to apply to such other paragraph.

         2.1 Organization and Qualification; Subsidiaries.

             (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses as they are now being conducted. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its businesses as they are now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (as defined in Section 9.3(c) hereof).

             (b) The Company has no subsidiaries except for the corporations identified in Section 2.1(b) of the Company Schedule. Section 2.1(b) of the Company Schedule also sets forth the form of ownership and percentage interest of the Company in its subsidiaries and, to the extent that a subsidiary set forth thereon is not wholly owned by the Company, lists the other persons or entities who have an interest in such subsidiary and sets forth the percentage of each such interest. Except as set forth in Section 2.1(b) of the Company Schedule, neither the Company nor any of its subsidiaries has agreed to make nor is obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, mortgage, indenture, understanding, arrangement, instrument, note, bond, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, pensions, franchise or other instrument, obligation or commitment or undertaking of any nature (a "Contract"), in effect as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Except as set forth in Section 2.1(b) of the Company Schedule, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business, association or entity.

             (c) The Company and each of its subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where failures to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

         2.2 Certificate of Incorporation and Bylaws. The Company has previously made available to Parent (i) a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the "Company Charter Documents") and (ii) the equivalent organizational documents for each subsidiary of the Company, each as amended to date. The Company Charter Documents and equivalent organizational documents of each subsidiary of the Company are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of the Company is in violation of its equivalent organizational documents.

         2.3 Capitalization.

             (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company common stock, par value $0.001 per share ("Company Common Stock") and 10,000,000 shares of Preferred Stock, par value of $0.001 per share ("Company Preferred Stock"). At the close of business on the date of this Agreement (i) 38,164,365 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held by subsidiaries of the Company;
(iii) 698,535 shares of Company Common Stock were reserved for future issuance pursuant to the Company's ESPP; (iv) 7,384,876 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1999 Stock Incentive Plan and 12,788,847 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 1999 Stock Incentive Plan; (v) 23,348 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Synet Service Corporation 1996 Stock Option Plan and no shares of Company Common Stock were reserved for future issuance pursuant to the Synet Service Corporation 1996 Stock Option Plan; (vi) 2,625 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Global Integrity Corporation 1998 Stock Incentive Plan and no shares of Company stock were reserved for future issuance under the Global Integrity Corporation 1998 Stock Incentive Plan; and (vii) 1,298,730 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock which were granted outside of any Company stock option plan. Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; and (vi) the date on which such Company Stock Option expires. All Company Stock Options will accelerate in full immediately prior to the Effective Time. All shares of Company Common Stock subject to issuance upon exercise of such Company Stock Options, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Company Schedule, all outstanding shares of Company Common Stock and all outstanding Company Stock Options and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all material requirements set forth in applicable Contracts. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b) hereof). There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock.

             (b) The Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, or community property interests, without any restriction on the voting of any security, any restriction on the transfer of any security (except for restrictions on transfers of any such security imposed by the applicable regulations of the Securities and Exchange Commission (the "SEC") or other applicable securities laws) or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset ("Liens") directly or indirectly through one or more subsidiaries, all equity securities, partnership interests or similar ownership interests of any subsidiary of the Company, and all securities convertible into, or exercisable or exchangeable for, such equity securities, partnership interests or similar ownership interests, that are issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its subsidiaries. Except as set forth on Section 2.3(b) of the Company Schedule, there are no registration rights in respect of any shares of Company Common Stock, and except for the Company Voting Agreements, there are no voting trusts, proxies, rights plans, antitakeover plans or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to any class of equity security of the Company or with respect to any equity security, partnership interest or similar ownership interest of any of its subsidiaries.

         2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, with respect to the Merger, to the approval and adoption of this Agreement and the Merger by holders of a majority of the outstanding Shares in accordance with Delaware Law. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than (x) with respect to the Merger, the approval and adoption of this Agreement and the Merger and the transactions contemplated hereby by holders of a majority of the outstanding Shares, and (y) the filing of the Certificate of Merger as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute legal and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         2.5 No Conflict; Required Filings and Consents.

             (a) Except as set forth in Section 2.5(a) of the Company Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company's subsidiaries, (ii) subject, (x) with respect to the Merger, to the approval and adoption of this Agreement and the Merger by holders of a majority of the outstanding Shares in accordance with Delaware Law and (y) to compliance with the requirements set forth in Section 2.5(b) hereof, conflict with or violate in any material respect any Legal Requirements applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) conflict with or violate, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses
(ii) or (iii), individually or in the aggregate: (A) reasonably be expected to have a Material Adverse Effect on the Company or (B) prevent or materially delay consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.

             (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of Governmental Entities, the rules and regulations of The National Association of Securities Dealers, Inc. ("Nasdaq") and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, following the Effective Time, Parent, or prevent consummation of the Transactions or (B) otherwise prevent the parties hereto from performing their obligations under this Agreement.

         2.6 Compliance; Permits.

             (a) Except as set forth in Section 2.6(a) of the Company Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Legal Requirements applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any Company Contract (as defined in Section 2.19), except for any conflicts, defaults or violations that (individually or in the aggregate) would not be reasonably expected to have a Material Adverse Effect on the Company.

             (b) The Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are required for the operation of the businesses and the holding of the properties of the Company and its subsidiaries (each, a "Company Permit" and collectively, the "Company Permits"). The Company Permits are in full force and effect, and the Company and its subsidiaries are in compliance in all material respects with the terms of each of the Company Permits.

         2.7 SEC Filings; Financial Statements.

             (a) Except as set forth in Section 2.7(a) of the Company Schedule, the Company has made and will make available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission the SEC since July 30, 1999 (other than the Proxy Statement (as defined in Section 2.12), the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by the Company with the SEC since July 30, 1999. The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (and if amended or superseded by a subsequent filing then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any reports or other documents with the SEC.

             (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (including any Company SEC Report filed after the date of this Agreement): (i) complied (and with respect to Company SEC Reports filed after the date hereof, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was and will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or are not expected to be material in amount or significance.

             (c) The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

             (d) As of February 28, 2003, the Company's consolidated cash and cash equivalents (calculated in accordance with the accounting policies described in the Company's Form 10-K filed with the SEC on March 31, 2003 for the fiscal year ended December 31, 2002 (the "2002 Form 10-K")) was not less than $21,330,662.

         2.8 No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Company Schedule, neither the Company nor any of its subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether absolute, accrued, contingent or otherwise) (collectively, "Liabilities") of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the businesses, results of operations, assets or financial condition of the Company and its subsidiaries taken as a whole, except (i) Liabilities reflected in the Company's balance sheet as of December 31, 2002 (including any related notes thereto) (the "Year End Balance Sheet"), (ii) Liabilities incurred since December 31, 2002 (the "Year End Balance Sheet Date") in the ordinary course of business, none of which individually (in the case of this clause (ii)) is material to the businesses, results of operations, assets, liabilities, properties or financial condition of the Company and its subsidiaries, taken as a whole, (iii) Liabilities permitted under Section 4.1 hereof, or (iv) Liabilities incurred in connection with this Agreement or the ISAC Sale (as defined in Section 4.3).

         2.9 Absence of Certain Changes or Events. Except as set forth in
Section 2.9 of the Company Schedule, as permitted by this Agreement, as otherwise permitted by Parent after the date hereof or, with respect to clause
(iv) below, as set forth in a letter previously delivered by Company to Parent, since the Year End Balance Sheet Date, there has not been, occurred or arisen:
(i) any event or condition of any character that has had or is reasonably expected to have a Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock; (iv) any granting by the Company or any of its subsidiaries of any material increase in compensation or any payment by the Company or any of its subsidiaries of any bonus (except in the ordinary course of business), or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby; (v) entry by the Company or any of its subsidiaries into (x) any licensing or other Contract relating to the use, acquisition or disposition of any Intellectual Property (as defined in Section
2.18 hereof) other than (1) end-user licenses of commercially available software applications for internal use by the Company in the ordinary course of business consistent with past practice, and (2) commercial licenses of the Company's or third party software or Intellectual Property in the ordinary course of business consistent with past practice, or (y) any amendment or consent with respect to any material licensing or other Contract relating to the use, acquisition or disposition of any Intellectual Property; (vi) any change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (vii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business consistent with past practice; or
(viii) any negotiation or agreement by the Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations or agreements with Parent regarding the Transactions).

         2.10 Absence of Litigation. Except (x) as set forth in Section 2.10 of the Company Schedule, there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened (each, an "Action") against the Company or any of its subsidiaries, or any of their respective properties, before any Governmental Entity or arbitrator. Except as set forth in
Section 2.10 of the Company Schedule, the Company has not received notice and has no knowledge otherwise that an investigation or review by any Governmental Entity is pending or threatened against the Company or any of its subsidiaries, or any of their respective properties or any of the executive officers or directors of the Company or any of its subsidiaries in their capacities as such, nor has any Governmental Entity indicated to the Company an intention to conduct the same. To the knowledge of the Company, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently conducted. The Company has made available to Parent true, correct and complete copies of all complaints regarding the litigation referred to in Section 2.10 of the Company Schedule and has made available to Parent true, correct and complete copies of all pleadings, motions and written correspondence regarding the litigation referred to in Section 2.10 of the Company Schedule.

         2.11 Employee Benefit Plans.

              (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.11(a)(i) below (which definition shall apply only to this Section 2.11), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                  (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                  (iii) "Code" shall mean the Internal Revenue Code of 1986, as amended;

                  (iv) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

                  (v) "DOL" shall mean the Department of Labor;

                  (vi) "Employee" shall mean any current or former or retired employee, consultant or director of the Company or any Affiliate;

                  (vii) "Employment Agreement" shall mean each material management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

                  (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                  (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                  (x) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                  (xi) "IRS" shall mean the Internal Revenue Service;

                  (xii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                  (xiii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

              (b) Schedule. Section 2.11(b) of the Company Schedule contains, or Parent shall have provided in a letter to Parent prior to the date hereof detailing, an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employment Agreement (excluding offer letters for "at will" employees) in effect on the date of this Agreement. As of the date of this Agreement, the Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employment Agreement.

              (c) Documents. The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, International Employee Plan, and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all material correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) model COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

              (d) Employee Plan Compliance. Except as set forth in Section 2.11(d) of the Company Schedule, (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in material default or material violation of, and has no knowledge of any material default or material violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Company or any of its Affiliates (other than ordinary administration expenses and accrued benefits); (vi) there are no audits or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and
(vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

              (e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

              (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any "multiple employer plan" (as defined in ERISA or the Code), or to any plan described in Section 413 of the Code.

              (g) No Post-Employment Obligations. Except as set forth in Section 2.11(g) of the Company Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

              (h) Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

              (i) Effect of Transaction.

                  (i) Except as set forth in Section 2.11(i)(i) of the Company Schedule, the execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                  (ii) Except as set forth on Section 2.11(i)(ii) of the Company Schedule, no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee (or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder)) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code. There is no Contract, plan or arrangement to which the Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

                  (j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, except such liabilities, Taxes (as defined in Section 2.15(a)), or penalties which are not, individually or in the aggregate, material to the Company; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Section 2.11(j) of the Company Schedule, there are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

                  (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 2.11(k) of the Company Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

                  (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has material unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without material liability to the Company or its Affiliates (other than ordinary administration expenses and accrued benefits).

                  (m) WARN Act. The Company has complied in all material respects with the Workers Adjustment and Retraining Notification Act of 1988, as amended ("WARN Act") and all similar state laws.

                  (n) Employees and Consultants. Section 2.11(n) of the Company Schedule or a letter previously delivered by Company to Parent contains a list of the names of all present employees and consultants of Company and their respective salaries or wages (as of the date of this Agreement) and dates of employment or engagement.

         2.12 Proxy Statement. The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall not, at the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of Parent's or Merger Sub's representatives for inclusion in the Proxy Statement. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

         2.13 Restrictions on Business Activities. Except as set forth in
Section 2.13 of the Company Schedule, there is no Contract (noncompete or otherwise), commitment, judgment, injunction, order or decree binding upon the Company or its subsidiaries or to which the Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted. Without limiting the foregoing, except as set forth in Section 2.13 of the Company Schedule, neither the Company nor any of its subsidiaries has entered into any Contract under which it is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

         2.14 Title to Property.

             (a) Neither the Company nor any of its subsidiaries owns any real property nor have they ever owned any real property. Section 2.14(a) of the Company Schedule sets forth a list of all real property currently leased by the Company and any of its subsidiaries, the name of the lessor, the date of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company or any of its subsidiaries, or to the Company's knowledge, any other party thereto.

             (b) The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, real, personal and mixed, used or held for use in its businesses, free and clear of all Liens except for (i) Liens for Taxes (as herein defined) not yet delinquent, (ii) Liens on the landlord's interest in the facility being leased, and (iii) other Liens which do not materially impair the Company's or its subsidiaries' ownership or use of such properties and assets.

             (c) Section 2.14(c) of the Company Schedule lists all material items of equipment owned or leased by the Company or any of its subsidiaries, and such equipment is adequate for the conduct of the businesses of the Company and its subsidiaries as currently conducted. All the plants, structures and material equipment of the Company and its subsidiaries, are in good operating condition and repair, in all material respects.

        2.15 Taxes.

             (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts;
(ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

         (b) Tax Returns and Audits.

             (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, forms, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not, individually or in the aggregate, material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

             (ii) The Company and each of its subsidiaries as of the Effective Time will have withheld or paid with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld or paid, except such Taxes which are not, individually or in the aggregate, material to the Company.

             (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any the period for the assessment or collection of any Tax.

             (iv) Except as set forth in Section 2.15(b)(iv) of the Company Schedule, no audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

             (v) No adjustment relating to any Returns filed or required to be filed by the Company or any of its subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

             (vi) Neither the Company nor any of its subsidiaries has any liability for any material unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on the Company's Year End Balance Sheet in accordance with GAAP, other than any liability for unpaid Taxes that may have accrued since the Year End Balance Sheet Date in connection with the operation of the businesses of the Company and its subsidiaries in the ordinary course. There are no Liens with respect to Taxes on any of the assets of the Company or any of its subsidiaries, other than Liens which are not, individually or in the aggregate, material, or customary Liens for Taxes not yet due and payable.

             (vii) There is no Contract, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

             (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

             (ix) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement. Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Return (other than Returns which include only the Company and any of its subsidiaries) under any federal, state, local or foreign law. Neither the Company nor any of its subsidiaries is party to any joint venture, partnership or other arrangement that to the knowledge of the Company could be treated as a partnership for federal and applicable state, local or foreign Tax purposes.

             (x) None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

             (xi) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

         2.16 Environmental Matters.

             (a) Hazardous Material. Except as would not result in material liability to the Company or any of its subsidiaries, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "Hazardous Material") are present, (i) as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, (ii) to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

             (b) Hazardous Materials Activities. Except as would not result in a material liability to the Company (in any individual case or in the aggregate)
(i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

             (c) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company or any of its subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company has no knowledge of any fact or circumstance which could involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability.

             (d) Reports and Records. The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all environmental audits and environmental assessments of any facility conducted at the request of, or otherwise in the possession of the Company.

             2.17 Brokers; Third Party Expenses. Except as set forth in Section
2.17 of the Company Schedule, neither the Company nor any of its subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or the Transactions contemplated hereby. The Company has heretofore furnished Parent with a complete and correct copy of all agreements between the Company and Updata Capital, Inc. ("Updata") pursuant to which such firm would be entitled to any payment relating to the Transactions.

         2.18 Intellectual Property.

             (a) "Intellectual Property Rights" means any or all rights in, arising out of or associated with any of the following: (i) all United States and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part) (collectively, "Patents"); (ii) all confidential inventions (whether patentable or not), technical information (including information relating to configurations of network infrastructures), procedures, designs, proprietary business information, customer lists, know how, technology, methodologies, information, Software (as defined in Section 2.18(h)) and all documentation relating to any of the foregoing (collectively, "Trade Secrets")
(iii) all United States and foreign copyrights, copyright registrations and applications therefor (collectively, "Copyrights"); (iv) all United States and foreign trademarks and service marks (whether or not registered), and trade names, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing (collectively "Trademarks"); and (v) Internet domain name registrations and applications therefor (collectively "Domain Names").

             (b) Section 2.18(b) of the Company Schedule contains a complete and accurate list, as of the date hereof, of all Patents, registered Copyrights, registered Trademarks and Domain Names, and all applications related thereto, that are owned by the Company and each of its subsidiaries ("Company Registered Intellectual Property"). All necessary registration, maintenance and renewal fees currently due in connection with any Company Registered Intellectual Property Rights have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect on the Company.

             (c) To the knowledge of the Company, all Company Registered Intellectual Property and all other Intellectual Property Rights that Company and its subsidiaries own or exclusively license, or that otherwise are material to and used in or are necessary for the operation of their businesses as currently conducted, are valid and enforceable, and no challenges with respect thereto have been raised by any third party or governmental authority.

             (d) To the knowledge of the Company, (i) the operation of the business of the Company and each of its subsidiaries as such businesses are currently conducted as of the date hereof do not infringe or misappropriate any Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, and (ii) the Company and its subsidiaries own or possess sufficient rights to all Intellectual Property Rights used in or necessary for the operation of their businesses as currently conducted on the date hereof.

             (e) Neither the Company nor any of its subsidiaries have received any written notice from any third party as of the date hereof (to the extent it would have a material effect on the operation of the businesses as currently conducted), and, to the knowledge of the Company, there is no other assertion or pending threat from any third party, that the operation of the business of the Company or any of its subsidiaries or any act, product or service of the Company or any of its subsidiaries infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction.

             (f) To the knowledge of the Company, as of the date hereof, no person is infringing or misappropriating any Intellectual Property Rights owned or exclusively licensed by the Company or any of its subsidiaries, and Company and its subsidiaries have not received any written notice that any person is otherwise infringing or misappropriating any Intellectual Property material to and used in or necessary for the operation of the business. Neither the Company nor any of its subsidiaries have brought any such suits, arbitrations or other adversarial proceedings against any third party for which a definitive agreement between the Company or any of its subsidiaries (as applicable) and any such third party has not been entered into between such parties with respect to such claims as of the date hereof.

             (g) Section 2.18(g) of the Company Schedule contains a list of all material contracts, licenses and agreements to which the Company and each of its subsidiaries are a party with respect to any Intellectual Property Rights licensed to or by the Company or its subsidiaries, other than with respect to end user, off the shelf software that Company or its subsidiaries use in connection with its day to day business operations ("Company License Agreements"). The Company and each of its subsidiaries are in compliance with, and have not breached any term of any of such Company License Agreements and, to the knowledge of the Company, all other parties to such Company License Agreements are in compliance with, and have not breached any term of, such Company License Agreements. The Transactions will not result in the termination or breach of any Company License Agreement, or the obligations under any Company License Agreement to pay any royalties or other amounts to any third party in excess of those amounts otherwise owed by the Company or its subsidiaries immediately prior to the Transactions.

             (h) To the extent that any computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing ("Software") have been developed or created by a third party and/or any current or former employee of the Company or its subsidiaries for the Company or its subsidiaries, the Company or its subsidiaries, as the case may be, has a written agreement with such third party(ies) and employee(s) with respect thereto, and the Company or its subsidiaries thereby, with respect to any Intellectual Property rights material to the operation of the business as currently conducted, either (i) have obtained ownership of and are the exclusive owner of with respect to such third party's Intellectual Property Rights in such work, material or invention, or (ii) have obtained a license sufficient for the conduct of its business as currently conducted with respect to such third party's and employee's Intellectual Property Rights in such work, material or invention by operation of law or by valid assignment.

             (i) The Company and its subsidiaries have taken reasonable steps to protect its Trade Secrets and any Trade Secrets of third parties provided to the Company and each of its subsidiaries. Without limiting the foregoing, the Company and each of its subsidiaries maintain a policy requiring all employees, contractors and other parties having access to such Trade Secrets to execute a proprietary information/confidentiality agreement. Except under confidentiality obligations, there has been no disclosure by the Company or any of its subsidiaries of any Trade Secrets, and to the knowledge of the Company no party to any such agreement is in breach thereof.

         2.19 Contracts.

             (a) Except as set forth in Section 2.19(a) of the Company Schedule, neither the Company nor any of its subsidiaries is a party to or is bound by:

                  (i) any Contract of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business or entered into with directors and officers in such capacity;

                  (ii) any Contract currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the Year End Balance Sheet Date of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company's subsidiaries;

                  (iii) any dealer, distributor, joint marketing or development Contract currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service, or any Contract pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole, by the Company or any of its subsidiaries;

                  (iv) any Contract to provide source code to any third party for any product or technology that is material to the Company and its subsidiaries taken as a whole;

                  (v) any Contract currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) calendar days or less and substantially in the form previously provided to Parent;

                  (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in an amount in excess of $50,000 (excluding standard invoice terms for payment of invoices in connection with the sale of Company Products);

                  (vii) any settlement agreement under which the Company has any material ongoing obligations;

                  (viii) any other Contract or commitment that would be required to be filed by Company as an exhibit to an Annual Report on Form 10-K under the Exchange Act; or

                  (ix) any other Contract involving a current commitment for payments by or to Company from the date hereof in excess of $150,000.

              (b) Except as set forth in Section 2.19(b)(1) of the Company Schedule, neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), is in material breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has materially breached, violated or defaulted under, any of the material terms or conditions of any of the Contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in Section 2.19(a) of the Company Schedule (any such Contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). The Company has made available to Parent true and correct copies of any Contracts the Company may have with its top twenty
(20) customers (based on revenue recognized during the first calendar quarter of 2003) (collectively, the "Material Customers") and each such Contract is listed, along with the revenue recognized by and attributable to each during such period, in Section 2.19(b)(2) of the Company Schedule.

              (c) Suppliers and Customers. Except as disclosed in Section 2.19(c) of the Company Schedule, each material licensor, vendor, supplier and licensee of the Company or any of its subsidiaries is set forth in Section 2.19(a) of the Company Schedule, and since March 31, 2003, no such person nor any Material Customer has canceled or otherwise modified its relationship with the Company or its subsidiaries and, to the Company's knowledge, (a) no such person nor any Material Customer has any intention to do so, and (b) the consummation of the transactions contemplated hereby will not adversely affect any of such relationships, and no agreements with such parties have expired or terminated.

         2.20 Insurance. The Company maintains insurance policies and/or fidelity bonds covering the assets, businesses, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries (collectively, the "Insurance Policies") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its subsidiaries. Section 2.20 of the Company Schedule lists all such Insurance Policies. There is no claim by the Company or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such Insurance Policies have been paid, and the Company and each of its subsidiaries, as the case may be, is otherwise in compliance with the terms of such Insurance Policies in all material respects. The Company does not have knowledge of any threatened termination of, or premium increase with respect to, any such Insurance Policies.

         2.21 Opinion of Financial Advisor. The Company has been advised in writing by its financial advisor, Updata, that in its opinion, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company from a financial point of view.

         2.22 Board Approval. The Board has, as of the date of this Agreement, unanimously (i) determined that the Merger is advisable and in the best interests of, the Company and its stockholders, (ii) approved, subject to stockholder approval, the Transactions, and (iii) determined, subject to the terms of this Agreement, to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

         2.23 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding Shares are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Transactions, including the Merger.

         2.24 State Takeover Statutes. The Board has approved the Merger, this Agreement and the Company Voting Agreements, the Escrow Agreement and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Company Voting Agreements, the Escrow Agreement and the Transactions and the transactions contemplated by the Company Voting Agreements and the Escrow Agreement, the provisions of Section 203 of Delaware Law to the extent, if any, such Section is applicable to the Merger, this Agreement and the Company Voting Agreements, the Escrow Agreement and the Transactions and the transactions contemplated by the Company Voting Agreements and the Escrow Agreement. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Company Voting Agreements, the Escrow Agreement or the Transactions and the transactions contemplated by the Company Voting Agreements and the Escrow Agreement.

         2.25 Interested Party Transactions. There are no relationships between the Company and any other person required to be disclosed in the Company SEC Reports and the Proxy Statement in accordance with Item 404 of Regulation S-K that have not been so disclosed in the Company's SEC Reports or in the Proxy Statement.

         2.26 [Intentionally Omitted. ]

         2.27 [Intentionally Omitted.]

         2.28 Full Disclosure; Estimates.

              (a) No statements contained in the Company Schedule furnished by the Company to Parent as an exception to a corresponding or reasonably and objectively applicable representation or warranty hereunder as such statements relate to such representation or warranty contains, as of the date hereof, or will contain as of the Effective Time, any untrue statement of material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (b) No information pertaining to the assets and liabilities of the Company which represents the underlying predicate to the estimated values of such assets and liabilities set forth in the Estimated Valuation Schedule contains, as of February 28, 2003, any untrue material fact or omits any material fact necessary in order to make such estimated values derived therefrom, in light of the circumstances under which they were made, not misleading.

              (c) With respect to any estimates, assumptions, projections or predictions contained in any aforementioned schedules in this Section 2.28, the Company represents that such estimates, assumptions, projections or predictions have been made in good faith and that there is a reasonable basis therefor.




                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as follows:

         3.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses as they are now being conducted. Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its businesses as they are now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and Approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing its material obligations under this Agreement.

         3.2 Certificate of Incorporation and Bylaws. Parent has previously made available to the Company a complete and correct copy of its and Merger Sub's Certificate of Incorporation and Bylaws as amended to date (together, the "Parent Charter Documents"). The Parent Charter Documents are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its respective Parent Charter Documents in any material respect.

         3.3 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         3.4 No Conflict; Required Filings and Consents.

             (a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.3(b) hereof, conflict with or violate any Legal Requirements applicable to Parent or by which its properties are bound or affected, or (iii) conflict with or violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to any Contract to which Parent is a party or by which Parent or its properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or
(iii) individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

             (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of Blue Sky Laws and state takeover laws, the pre-merger notification requirements of foreign Governmental Entities, and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

         3.5 Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement shall not, at the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in the Proxy Statement.

         3.6 Financing. Parent will have at the Effective Time sufficient cash or cash-equivalent funds available to permit Merger Sub to consummate the Transactions, including, without limitation, acquiring all the outstanding Shares in the Merger.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 Conduct of Business by Company. Subject to Section 4.3, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise request or consent in writing (which consent or refusal to grant consent shall not be unreasonably withheld or delayed), carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its Liabilities and Taxes when due (subject to good faith disputes over such Liabilities or Taxes), pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to
(i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which it has significant business dealings. In addition, the Company shall promptly notify Parent of any material event involving its businesses or operations occurring outside the ordinary course of business.

         In addition, without the prior written consent of Parent (which consent or refusal to grant consent shall not be unreasonably withheld or delayed), except as permitted or required by this Agreement, as provided in Section 4.1 of the Company Schedule, or in accordance with the terms of Section 4.2 hereof with respect to the ISAC Sale (as defined in Section 4.2 hereof), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

             (a) Authorize cash payments in exchange for any options granted under any employee, consultant, director, or other stock plans;

             (b) Grant any severance or termination pay (whether in cash, stock, equity securities, or property) to any officer or key employee except pursuant to written agreements outstanding on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan, or amend or modify or alter in any material respect any severance plan, agreement or arrangement existing on the date hereof (including without limitation any retention, change of control or similar agreement), or grant any equity-based compensation, whether payable in cash or stock (except pursuant to written agreements outstanding on the date hereof);

             (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property (other than in the ordinary course of business and consistent with past practice), or enter into grants to transfer or license to any person future rights to the Company Intellectual Property other than non-exclusive licenses granted to end-users and non-exclusive distribution, reseller and similar commercial agreements entered into in the ordinary course of business and consistent with past practice; provided that in no event shall the Company (i) license, or enter into a distribution, reseller or similar arrangement, on an exclusive basis, or sell, any Company Intellectual Property; or (ii) enter into any Contract (v) providing for any site licenses other than in the ordinary course of business and consistent with past practice, (w) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice, (x) requiring the Company to use its "best efforts" other than in the ordinary course of business and consistent with past practice, (y) limiting the right of the Company to engage in any line of business or to compete with any person, or (z) not otherwise in compliance with Section 4.1(d) hereof;

             (d) Enter into any Contract (i) requiring the Company to purchase a minimum amount of products or services with aggregate commitments over the life of all such Contracts in excess of $50,000 individually or $200,000 in the aggregate on a monthly basis, or (ii) requiring the Company to provide a minimum amount of products or services with aggregate commitments over the life of such Contract in excess of $200,000;

             (e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

             (f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at or below cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date of this Agreement, provided that no such repurchase shall be permitted in the event the per share repurchase price is greater than the Merger Consideration;

             (g) Issue, deliver, sell, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the date of this Agreement, or (ii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof and subject to
Section 1.6(i) hereof;

             (h) Cause, permit or submit to a vote of the Company's stockholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

             (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures or similar alliances;

             (j) Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the ordinary course of business consistent with past practice, and except for the sale, lease, licensing, encumbering or disposition (other than through licensing unless permitted by Section 4.1(c)) of property or assets not in excess of $50,000 individually or $200,000 in the aggregate, provided such property or assets are not material, individually or in the aggregate, to the businesses of the Company and its subsidiaries;

             (k) Grant any loans to employees, officers, directors (other than for reasonable business expenses or in connection with cashless exercises of options with respect to such third parties and which are compliant with applicable Legal Requirements) or other third parties, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

             (l) Except as required by applicable law, this Agreement or Contracts in effect on the date hereof, adopt or amend any Company Employee Plan or any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee (cash, equity or otherwise), or materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

             (m) Waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any Contract to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary;

             (n) Enter into (unless otherwise permitted by this Section 4.1), modify or amend (unless such amendment, if it were a new Contract, would be otherwise permitted by this Section 4.1), or terminate any Contract of a nature required to be listed as a Company Contract in Section 2.19 of the Company Schedule or waive, delay the exercise of, release or assign any material rights or claims thereunder, in each case, outside the ordinary course of business;

             (o) Except as required by GAAP, revalue any of its assets (including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice) or make any change in accounting methods, principles or practices;

             (p) Make any Tax election or accounting method change (except as required by GAAP) that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its subsidiaries, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

             (q) Other than taking any action permitted by Section 5.4(c) hereof, engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Transactions;

             (r) (i) Hire any employee (except that in the event an employee is terminated pursuant to clause (ii) hereof or voluntarily terminates (including by death or disability) his or her employment, a replacement may be engaged as a contractor or temporary "at-will" employee to temporarily fill such terminated employee's position, provided (x) any consideration payable for services rendered by such replacement is of a kind and amount permitted by this Section 4.1, and (y) any such agreement with any such replacement shall be terminable, at the sole option of Parent, without penalty at the Effective Time), or (ii) terminate any employee (except for termination for cause and subject to Section
5.10 hereof);

             (s) Make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $150,000 in the aggregate, except in connection with this Agreement or the ISAC Sale;

             (t) Commence any litigation (whether or not commenced prior to the date of this Agreement) (other than any litigation to enforce any of its rights under the Agreement);

             (u) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through Section 4.1(t) above.

         4.2 Sale of Assets. Notwithstanding anything to the contrary in this Agreement, the Company may actively solicit, initiate and participate in negotiations regarding the sale of its Information Sharing and Analysis Center division and Open Source Intelligence division (collectively, the "ISAC Business") to one or more third parties, and may provide such third parties with such information regarding the ISAC Business, as applicable, as the Company and such third parties deem necessary in order to analyze, negotiate and consummate the sale of the ISAC Business (the "ISAC Sale"). At any time prior to the Effective Time, the Company may enter definitive agreements regarding, and may consummate in accordance with such definitive agreements, the ISAC Sale, subject to the consent of Parent (which consent shall not be unreasonably withheld or delayed) with respect to provisions of such agreements to which Parent will be bound or which may create a liability to which Parent will be obligated after the Effective Time.

         4.3 Business Promotion Program. In addition to the affirmative covenants of Company prior to the Effective Time with respect to the preservation and maintenance of Company's businesses as set forth in Section 4.1 above, and no later than seven (7) days after the date hereof, to the extent permitted by law, the parties shall mutually develop a launch program (the "Program") to promote the benefits and improved capabilities of the combined company to Company's customers (and other business affiliations) and employees prior to the Effective Time. The parties hereby acknowledge that the success of such Program is critical for the combined company to preserve the value of the Transactions and otherwise in maximizing the synergies of the Merger after the Closing, and as such agree to use their respective reasonable best efforts to actively, timely and diligently abide by, and implement, the terms of the Program, it being agreed and understood, however, that (i) with the exception of ordinary travel expenses, the Company shall have no obligation to incur any additional expense in complying with the terms of the Program, and (ii) if the terms of this Agreement and the terms of the Program conflict, the terms of the Program shall control and the Company's adherence to such terms shall not be deemed a breach of this Agreement.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 Proxy Statement; Board Recommendation.

             (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC under the Exchange Act. Parent shall provide promptly to the Company such information concerning itself as, in the reasonable judgment of the Company or its counsel, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto. The Company shall respond to any comments of the SEC, and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and the Company shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Proxy Statement is cleared by the SEC. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent of such occurrence and file with the SEC or its staff and/or mail to stockholders of the Company, such amendment or supplement.

         The Proxy Statement shall include the unanimous recommendation of the Board in favor of adoption and approval of this Agreement and approval of the Merger (subject to the terms of Section 5.4(c) hereof).

             (b) Solely for the purposes of this Agreement, the parties hereby acknowledge and agree that the recommendation of the Board shall be deemed to continue to be "unanimous" despite an abstention by one or more directors of the Board or any committee thereof subsequent to the date of this Agreement on a vote by the members of the Board or a committee thereof with respect to any matter pertaining to the recommendation subsequent to the initial unanimous Board approval, and the Board or any committee thereof shall not have been deemed to have withdrawn, withheld, amended, changed or modified in a manner adverse to Parent, nor shall it have been deemed to have failed to include in the Proxy Statement the unanimous recommendation of the Board that holders of Shares vote in favor of, adopt and approve this Agreement and approve the Merger, by virtue of such abstention; provided, however, that the foregoing shall only apply if, and only if, the following conditions and terms (collectively, the "Abstention Terms") are met: (i) such an abstention does not affect the due and valid recommendation of the Board with respect to the Merger under the Company Charter Documents and all applicable Legal Requirements; (ii) no abstaining Board member (or any affiliate thereof, including, without limitation, the Company or any of its subsidiaries) makes any public statement with respect to the abstention, either explicitly or implicitly, in a manner adverse to Parent nor any public statement reasonably likely to have an adverse effect on the adoption and approval of this Agreement and the approval of the Merger at the Stockholders' Meeting (defined in Section 5.2(a) below); and (iii) except pursuant to and in accordance with this Section 5.1(b), no abstention in any way or fashion affects Parent's rights and the Company's obligations with respect to the maintenance, and the manner of maintenance, of the Board's unanimous recommendation hereunder.

         5.2 Meeting of Company Stockholders.

             (a) Promptly after the date hereof, the Company shall take all action necessary in accordance with Delaware Law and the Company Charter Documents to convene an annual or special meeting of its stockholders for the purpose of considering and taking action on this Agreement and the Merger (the "Stockholders' Meeting"), to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within thirty (30) calendar days after the Proxy Statement is cleared by the SEC. Subject to the terms of Section 5.4(c) hereof, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders' Meeting. The Company shall ensure that the Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Stockholders' Meeting are solicited, in compliance with Delaware Law, the Company Charter Documents, the rules of Nasdaq and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the Stockholders' Meeting in accordance with this Section 5.2 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (it being agreed and understood however, that if this Agreement shall terminate in accordance with Section 7.1, such obligation to call, give notice of, convene and hold the Stockholders' Meeting shall terminate).

             (b) Subject to the terms of Section 5.4(c) hereof: (i) the Board shall recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Stockholders' Meeting; (ii) the Proxy Statement shall include (x) the fairness opinion referred to in
Section 2.21 hereof and (y) a statement to the effect that the Board has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Stockholders' Meeting; and (iii) neither the Board nor any committee thereof shall withdraw, amend, change or modify, or propose or resolve to withdraw, amend, change or modify in a manner adverse to Parent, the unanimous recommendation of the Board that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous.

         5.3 Confidentiality; Access to Information.

             (a) The parties acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of October 4, 2002, as amended on February 20, 2003 (as amended, the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

             (b) The Company shall afford Parent and its accountants, counsel, advisors and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the businesses, including the status of product development efforts, properties, financial positions, results of operations and personnel of the Company, as Parent may reasonably request.

             (c) No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

         5.4 No Solicitation.

             (a) Except to the extent permitted by the terms of this Section 5.4, from the date hereof until the earlier of the approval and adoption of this Agreement and approval of the Merger by the Company's stockholders or the termination of this Agreement, the Company and its subsidiaries shall not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney, accountant, or other advisor or representative retained by any of them ("Representatives") to, directly or indirectly: (i) solicit, initiate, knowingly or intentionally encourage, facilitate or induce the making, submission or announcement of any Acquisition Proposal (as defined in Section 5.4(d) hereof); (ii) participate in any negotiations or discussions regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) subject to the terms of
Section 5.4(c) hereof, approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (as defined in Section 5.4(d) hereof); provided, however, that the terms of this Section 5.4 shall not prohibit the Company from furnishing nonpublic information regarding the Company and its subsidiaries to, entering into a confidentiality agreement with or entering into negotiations or discussions with, any person or group in response to an Acquisition Proposal submitted by such person or group (and not withdrawn) if: (1) neither the Company nor its subsidiaries nor any of their respective Representatives shall have violated any of the restrictions set forth in this Section 5.4 in connection with such Acquisition Proposal; (2) the Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board to comply with its fiduciary duties to the Company's stockholders under applicable law; (3) (x) at least two
(2) business days prior to furnishing any such nonpublic information to, or entering into negotiations or discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company's intention to furnish nonpublic information to, or enter into negotiations or discussions with, such person or group, and (y) the Company receives from such person or group an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the Company which are no less favorable to the Company than the Confidentiality Agreement; and (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). In addition to the foregoing, the Company shall (i) provide Parent with at least forty-eight (48) hours prior written notice (or such lesser prior notice as provided to the members of the Board, but in no event less than eight hours) of a meeting of the Board at which the Board is reasonably expected to consider a Superior Offer and (ii) provide Parent with at least two (2) business days prior written notice of a meeting of the Board at which the Board is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of any definitive documentation relating to such Superior Offer and such other documentation reflecting the terms of the Superior Offer as being considered by the Board. The terms of this Section 5.4 shall not prohibit the Company from taking any action necessary in order to comply with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, provided that neither the Company nor its Board shall, except as permitted by Section 5.4(c), propose to withdraw, amend, change or modify its unanimous recommendation of this Agreement and the Merger, or to approve or recommend, or propose to publicly approve or recommend, an Acquisition Proposal. The Company and its subsidiaries shall immediately cease any and all existing activities, negotiations or discussions with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of the Company or any of its subsidiaries or any Representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company.

             (b) In addition to the obligations of the Company set forth in
Section 5.4 hereof, the Company as promptly as practicable shall advise Parent orally (within one business day) and in writing (within two business days) of any request received by the Company for nonpublic information which the Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by the Company with respect to or which the Company reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company shall keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

             (c) Nothing in this Agreement shall prevent the Board from withdrawing, amending, changing or modifying its unanimous recommendation in favor of the Transactions at any time prior to the approval and adoption of this Agreement and approval of the Merger by the Company's stockholders, but the Board may do so only to terminate this Agreement in accordance with Section 7.1(e) hereof and only if (i) a Superior Offer (as defined in Section 5.4(d) hereof) is made to the Company and is not withdrawn, and, concurrent with the termination of this Agreement pursuant to Section 7.1(e) hereof, the Board shall cause the Company to enter into a definitive agreement with respect to such Superior Proposal, (ii) neither the Company nor any of its subsidiaries nor any of their respective Representatives shall have violated any of the restrictions set forth in Section 5.4 hereof in connection with such Superior Offer, and
(iii) the Board concludes in good faith, after consultation with its outside counsel, that in light of such Superior Offer the withdrawal, amendment, change or modification of such recommendation is required in order for the Board to comply with its fiduciary duties to the Company's stockholders under applicable law.

             (d) For purposes of this Agreement, (i) "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any Acquisition Transaction. For the purposes of this Agreement, (ii) "Acquisition Transaction" shall mean any transaction or series of related transactions other than the Transactions involving: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company (excluding the ISAC Sale) pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license (other than in the ordinary course of business and consistent with past practice), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company; or (C) any liquidation or dissolution of the Company, and (iii) "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any Acquisition Proposal on terms that the Board determines, in its reasonable judgment (after consultation with a reputable financial advisor) to be more favorable to the Company stockholders from a financial point of view than the terms of the Transactions; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of the Board to be obtained by such third party on a timely basis.

         5.5 Public Disclosure.

             (a) Parent and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Transactions, this Agreement or, except for as necessary to effect the Company's rights under Section 5.4(c) hereof, an Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

             (b) Company shall consult with Parent before issuing any press release or otherwise making any public statement with respect to the Company's earnings or results of operations, and shall not issue any such press release or make any such public statement prior to such consultation.

         5.6 Reasonable Efforts; Notification.

             (a) Other than taking any action permitted by Section 5.4(c) hereof, upon the terms and subject to the conditions set forth in this Agreement each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions or this Agreement, use all commercially reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or any subsidiary or affiliate of Parent to agree to any divestiture by itself or the Company or any of their respective affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

             (b) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in ARTICLE VI hereof would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         5.7 Third Party Consents. As soon as practicable following the date hereof, Company shall use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective Contracts required to be obtained in connection with the consummation of the Transactions, including those set forth on Section 5.7 of the Company Schedule.

         5.8 Directors' and Officers' Indemnification.

             (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions of Company's directors and officers under the Company Charter Documents as in effect on the date hereof (the "Indemnified Parties"). The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by applicable law.

             (b) The Company shall purchase, for a price (which shall in no event exceed the Cap Amount regardless of any amounts credited against premium payments previously paid by the Company) not to exceed the amount set forth on
Section 5.8(b) of the Company Schedule (the "Cap Amount"), directors' and officers' liability tail coverage (for a period of six (6) years following the Effective Time), covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy, on terms comparable to those applicable to the current directors and officers of the Company, and covering all periods prior to the Effective Time (the "Tail Coverage").

             (c) This Section 5.8 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.8.

         5.9 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, the Company and Parent each shall file any appropriate pre-merger notifications under the competition laws or regulations of any jurisdiction, as reasonably agreed by the parties to apply. The Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information, which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

         5.10 Company Actions with Respect to Employees.

             (a) Company shall use its commercially reasonable efforts (which, for clarification, shall not obligate the Company to incur any additional expenditures with the exception of individual bonuses to be mutually determined by the parties and expenditures made in the ordinary course of the Company's business in connection with the retention of its employees), to cause each of its current employees set forth in Section 5.10 of the Company Schedule (collectively, the "Key Retention Employees") to remain employed with Company or become employed with Parent (as Parent shall designate) upon the consummation of the Merger, the parties acknowledging and agreeing that the list of such individuals in such Section 5.10 of the Company Schedule may be amended, from time to time prior to the Effective Time, pursuant to mutual agreement by the parties. In addition, the Company shall notify the Key Retention Employees under the heading "Interim Employees" under such Section 5.10 (the "Interim Employees") that they will only be employed by Company or Parent, as the case may be, to facilitate the integration of the combined company after the Closing, and for only that period of time after the Closing as Parent deems, in its sole discretion, necessary for such purpose, and will be terminated immediately upon the expiration of such period.

             (b) In connection with Parent's efforts to retain the Key Retention Employees prior to the Closing, Parent agrees to use commercially reasonable efforts to extend substantially concurrent notification to each such employee his or her terms and status of employment with Parent, and other similar employment-related information which is customarily shared with prospective employees.

             (c) At any time prior to the Effective Time (it being acknowledged and agreed that Company shall in its sole discretion determine such time or times prior to the Effective Time as it deems appropriate), Company shall take all necessary action to effect the termination of all Company's employees who are not Key Retention Employees (collectively, the "Non-Retention Employees"), effective on or prior to the Effective Time; provided, that the Company may delay taking such actions with respect to certain Non-Retention Employees if in its sole discretion the Company determines that terminating such Non-Retention Employees prior to the Effective Time would have an adverse effect on the Company in the event that this Agreement is terminated.

         5.11 Termination of Certain Benefit Plans. Effective no later than the day immediately preceding the Effective Time, the Company and its Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements (excluding, in each case, the agreements listed on Section 5.11 of the Company Schedule) and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, for purposes of this Section 5.11 "Company Employee Plans"). Unless Parent provides such written notice to the Company, no later than five business days prior to the Effective Time, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Effective
Time) pursuant to resolutions of the Board. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

             5.12 Employee Benefits. As soon as practicable after the Effective Time, Parent shall provide the employees of the Company and its subsidiaries who remain employed after the Effective Time (each, a "Transferred Company Employee" and collectively, the "Transferred Company Employees") with substantially the same types and levels of compensation and employee benefits as provided to such Transferred Company Employees by the Company immediately prior to the Merger ("Substantially Matching Employment Terms"), provided, however, that a reduction in salary of up to five percent (5%) for Transferred Company Employees who are billable employees of the Company and up ten percent (10%) for Transferred Company Employees for non-billable employees of the Company shall be deemed to be provided Substantially Matching Employment Terms so long as such Transferred Company Employees are allowed to recoup the applicable reduced amount pursuant to Parent's current bonus program. Further, Parent shall treat and cause its applicable benefit plans (with the exception of Parent's sabbatical program) to treat the service of Transferred Company Employees with the Company or any subsidiary of the Company prior to the Effective Time as service rendered to Parent or any affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual. Parent shall use commercially reasonable efforts to provide that no Transferred Company Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Company group health plan shall be excluded from the Parent's group plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation; provided that such Transferred Employees are based in the United States and meet applicable actively at work requirements as of the Effective Time. Notwithstanding the foregoing, and except for its obligation to provide Substantial Matching Employment Terms to each Transferred Company Employee as set forth in this Section 5.12, Parent shall not be required to provide any coverage, benefits, or credit beyond that already promised in accordance with this Section 5.12 to any Transferred Company Employee which would be inconsistent with the terms of Parent benefit plans.

         5.13 FIRPTA Certificate. On or prior to the Effective Time, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

         6.1 Conditions to Obligations of Each Party to Effect the Merger.
The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

             (a) Company Stockholder Approval. This Agreement shall have been duly approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

             (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All material foreign antitrust approvals required to be obtained prior to the Effective Time in connection with the Merger shall have been obtained.

             (c) Proxy Statement. No order suspending the use of the Proxy Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

             (d) Litigation. There shall be no action, suit, claim, or proceeding of any nature pending, or threatened which seeks to materially delay or prevent the consummation of the Merger or the other transactions contemplated by the terms of this Agreement.

         6.2 Additional Conditions to Obligations of Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

             (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

             (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

         6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

             (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company; provided, however, that the representations and warranties set forth in Sections 2.3(a), 2.4, 2.21, 2.22,
2.23 and 2.24 hereof shall be true and correct in all respects other than an inaccuracy, with respect to Section 2.3(a) in the foregoing, in the aggregate amount of no greater than Two Hundred Fifty Thousand (250,000) shares of Company Common Stock from that aggregate amount of shares set forth in the numerical capitalization clauses in such Section 2.3(a), (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause
(A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded (other than with respect to the representations and warranties set forth in Sections 2.3(a), 2.4, 2.21, 2.22, 2.23 and 2.24 hereof), and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

             (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

             (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company and its subsidiaries shall have occurred since the date of this Agreement, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

             (d) Consents. The Company shall have obtained, and there shall be in full force and effect, each of the consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby under the Contracts set forth in Section 6.3(d) of the Company Schedule in form and substance reasonably satisfactory to Parent.

             (e) [Intentionally Omitted].

             (f) Employees. At least eighty percent (80%) of the of the Company employees with the exception of the Interim Employees (the "Key Employees") listed on Section 5.10, shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that they are not willing to be employed by Parent or a subsidiary of Parent (as Parent shall designate) following the Merger or to execute and deliver to Parent Parent's standard forms of Confidentiality and Invention Assignment Agreement and associated schedules and statements without amendment or modification thereto in any substantive respect; provided, however, that the Company may replace any such employee who terminates his employment with the Company prior to the Closing (a "Former Key Employee") with a current or newly hired employee possessing substantially the same and comparable qualifications and experience as the terminating Former Key Employee, and who is reasonably approved by Parent. No more than one Key Employee who ceases to be employed by the Company as a result of death or bona fide permanent disability will be excluded from the numerator and the denominator in calculating such percentage.

             (g) Customer Retention. No more than eighty percent (80%) of the Material Customers, and none of the Material Customers set forth in Section 6.3(g) of the Company Schedule, shall have given notice, or other indication after the date of the Agreement that it wishes to, (i) in the case of a Material Customer who is being billed on a time and materials basis, substantially modify in an adverse fashion the terms and conditions under which the Company performs work for such Material Customer, or (ii) in the case of a Material Customer who is being billed on a fixed-price basis, terminate or modify in an adverse fashion the terms and conditions of a fixed price project of which the Material Customer had previously committed to Company (any such occurrences set forth in clauses (i) and (ii) in the immediate foregoing, a "Substantial Adverse Modification"); provided, however, that a Substantial Adverse Modification shall only be deemed to have occurred to the extent that such Substantial Adverse Modification results, or would result, in a material decline in Company's recognition of collective revenues from the Material Customers.

                                   ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and the Merger may be abandoned, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

             (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

             (b) by either the Company or Parent if the Effective Time shall not have occurred on or before September 30, 2003 (the "End Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

             (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

             (d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders' Meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement;

             (e) by the Company, upon approval of the Board, if the Board concludes in good faith that it is required to do so by its fiduciary duties to the Company's stockholders under applicable law, after consultation with its outside legal counsel in connection with entering into a definitive agreement with respect to a Superior Proposal, upon three (3) days' prior written notice to Parent, setting forth in reasonable detail the identity of the person making, and the final terms and conditions of, such Superior Proposal; provided, however, that any termination of this Agreement pursuant to this Section 7.1(e) shall not be effective until the Company has made full payment of all amounts provided under Section 7.3 hereof.

             (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) for thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30) calendar day period);

             (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for thirty (30) calendar days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this
Section 7.1(g) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30) calendar day period); and provided further, however, that an inaccuracy with respect to the representation and warranty set forth in Section 2.19(c) (Suppliers and Customers) of the Agreement regarding the Material Customers' relationships with the Company shall not be considered a breach of such representation and warranty as long as the condition set forth in Section 6.3(g) hereof remains satisfied.

             (h) by Parent, upon a material breach of the provisions of Section
5.4 hereof;

             (i) by Parent if a Triggering Event (as defined below) shall have occurred. For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board or any committee thereof shall for any reason have withdrawn or withheld, or shall have amended, changed or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Transactions; (ii) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the Board that holders of Shares vote in favor of and adopt and approve this Agreement and approve the Merger; (iii) the Board or any committee thereof shall have approved or recommended any Acquisition Proposal;
(iv) the Company shall have entered into any letter of intent or similar document or any Contract accepting any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Board recommends rejection of such tender or exchange offer; or

             (j) by Parent, upon the occurrence of a breach of any of the Abstention Terms (an "Abstention Breach").

         7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 hereof will be effective immediately upon (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) hereof and the proviso therein is applicable, thirty (30) calendar days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall be of no further force or effect and there shall be no liability to any party hereunder in connection with the Agreement or the Transactions, except (i) as set forth in Section 5.3 hereof, this Section 7.2,
Section 7.3 hereof and ARTICLE IX hereof, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of, or any intentional misrepresentation made in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

         7.3 Fees and Expenses.

             (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions (including fees and expenses of attorneys and accountants) shall be paid by the party incurring such expenses whether or not the Merger is consummated. For the avoidance of doubt, Company shall pay all fees and expenses incurred in connection with the printing and filing with the SEC the Proxy Statement and any amendments or supplements thereto, and any mailing costs with respect to the Proxy Statement.

             (b) Company Payments.

                 (i) The Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to $600,000 (the "Termination Fee") if this Agreement is terminated by Parent pursuant to Section 7.1(i) hereof.

                 (ii) The Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to the Termination Fee if (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) hereof and (B) an Abstention Breach occurred prior to the failure to obtain the required vote at the Stockholders' Meeting or at any adjournment thereof.

                 (iii) The Company shall pay to Parent in immediately available funds, concurrent with a termination by Company of this Agreement pursuant to
Section 7.1(e) hereof, an amount equal to the Termination Fee, and no such termination of this Agreement shall be deemed effected until such time as the Termination Fee shall have been paid to Parent.

                 (iv) The Company shall pay Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to the Termination Fee, if this Agreement is terminated by Parent pursuant to
Section 7.1(b) or Section 7.1(d) hereof and any of the following shall occur:

                      (A) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and has not publicly definitively withdrawn such Acquisition Proposal at least five (5) business days prior to the earlier to occur of the End Date or the Stockholders' Meeting, as applicable, and within nine (9) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated; or

                      (B) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal and has not publicly definitively withdrawn such Acquisition Proposal at least five (5) business days prior to the earlier to occur of the End Date or the Stockholders' Meeting, as applicable, and within nine (9) months following the termination of this Agreement the Company enters into a letter of intent or similar document or any Contract providing for a Company Acquisition.

                 (v) The Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, if this Agreement is terminated by Parent pursuant to Section 7.1(g) based on a failure to satisfy the condition set forth in Section 6.3(b) and, (x) prior to such termination, the Company has received, or a third party has announced, an Acquisition Proposal and (y) such breach is intended to or has the effect of facilitating such Acquisition Proposal or benefiting the person making such acquisition proposal without similarly benefiting Parent, an amount equal to the out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby (including, without limitation, reasonable attorney fees and expenses, reasonable advisor fees and expenses, and travel costs) (the "Expenses"); provided, that the Company shall not be required, pursuant to this Section 7.3(b)(iv), to pay Parent for Expenses in excess of $500,000 in the aggregate. Notwithstanding the foregoing, payment of such Expenses shall not constitute liquidated damages with respect to any claim which Parent or Merger Sub would be entitled to assert against the Company or its assets, or against any of the Company's directors, officers, employees or stockholders, with respect to any such breach, and shall not constitute the sole and exclusive remedy with respect to any such breach.

                 (vi) The Company hereby acknowledges and agrees that the agreements set forth in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made; provided, however, that if Parent makes a claim for the amounts set forth in this Section 7.3(b) that results in a judgment against Parent, Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of any intentional or willful breach of, or any intentional misrepresentation made in, this Agreement.

                 (vii) Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto hereby expressly acknowledges and hereby agrees that, with respect to any termination of this Agreement pursuant to Section 7.1 hereof (other than a termination based upon the willful or intentional breach of, or any intentional misrepresentation made in, this Agreement) under circumstances in which the Termination Fee is payable pursuant to this Section 7.3(b), payment of the Termination Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would otherwise be entitled to assert against the Company or its assets, or against any of the Company's directors, officers, employees or stockholders, with respect to any such termination of this Agreement, and shall constitute the sole and exclusive remedy with respect to any such termination of this Agreement. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement pursuant to Section 7.1 hereof (other than a termination based upon the willful or intentional breach of, or any intentional misrepresentation made in, this Agreement) under circumstances in which the Termination Fee is payable pursuant to this Section 7.3(b), the right to such payment: (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination this Agreement and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement. Except for nonpayment of the Termination Fee pursuant to this

Section 7.3(b) the parties hereto hereby agree that, upon any termination of this Agreement pursuant to Section 7.1 hereof (other than a termination based upon the willful or intentional breach of, or any intentional misrepresentation made in, this Agreement) under circumstances in which the Termination Fee is payable pursuant to this Section 7.3(b), in no event shall Parent or Merger Sub be entitled to seek or to obtain any recovery or judgment against the Company or any subsidiaries of the Company or any of their respective assets, or against any of their respective directors, officers, employees or stockholders for any such termination of this Agreement, and in no event shall Parent or Merger Sub be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, special, indirect or punitive damages, for any such termination of this Agreement. Notwithstanding the foregoing, payment of the Termination Fee pursuant to this Section 7.3(b) shall not constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would be entitled to assert against the Company or its assets, or against any of the Company's directors, officers, employees or stockholders, with respect to any such termination of this Agreement based upon the willful or intentional breach or intentional misrepresentation of any representations, warranties or covenants of the Company in this Agreement, and shall not constitute the sole and exclusive remedy with respect to any such termination of this Agreement based upon the willful or intentional breach or misrepresentation of any of the representations, warranties or covenants of the Company in this Agreement.

                 (viii) For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than a majority of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of a majority of the aggregate fair market value of the Company's businesses immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of a majority of the voting power of the then outstanding shares of capital stock of the Company.

         7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

         7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                            [Intentionally Omitted.]



                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

         9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

             (a) if to the Company, to:

                           Predictive Systems, Inc.
                           19 West 44th Street, 9th Floor
                           New York, NY  10036
                           Attn:  Legal Department
                           Telephone No.: (212) 659-3400
                           Telecopy No.: (212) 659-3499

                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           12 East 49th Street, 30th Floor
                           New York, New York  10017
                           Attn:  Alexander D. Lynch, Esq.
                           Telephone No.: (212) 999-5800
                           Telecopy No.: (212) 999-5899

             (b) if to Parent or the Merger Sub, to:

                           International Network Services, Inc.
                           1600 Memorex Drive
                           Suite 200
                           Santa Clara, CA  95050
                           Attn:  Chief Executive Officer
                           Telephone No.:  (408) 330-2700
                           Telecopy No.:  (408) 330-2701

                           with a copy to:

                           Gray Cary Ware & Freidenrich LLP
                           400 Hamilton Avenue
                           Palo Alto, California 94301
                           Attn: Bruce E. Schaeffer, Esq.
                           Telephone No.: (650) 833-2000
                           Telecopy No.: (650) 833-2001

         9.3 Interpretation; Knowledge.

             (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the businesses of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

             (b) For purposes of this Agreement, the term "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers or directors of such party has actual knowledge of such matter; provided that with respect to any executive officer, such executive officer shall have made reasonable due and diligent inquiry of the employees responsible for such matter in question; and provided, further, that if any executive officer does not make such reasonable due and diligent inquiry, then such executive officer shall be deemed to have actual knowledge of those facts or matters that such executive officer would have had, had he or she made such inquiry.

             (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with any entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the businesses, assets (including intangible assets), liabilities, properties, financial condition or results of operations of such entity and its subsidiaries taken as a whole, or the ability of such entity to perform its obligations under this Agreement and timely consummate the Transactions; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company: (i) any change in the market price or trading volume of the Shares; (ii) any failure, excluding the cause of any failure, by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (iii) any adverse change, event, violation, inaccuracy, circumstance or effect that the Company successfully bears the burden of proving results from or is attributable to conditions affecting the industries in which the Company participates, the United States economy as a whole, or foreign economies in any locations where the Company or any of its subsidiaries has material operations or sales (which changes in each case do not disproportionately affect the Company or its subsidiaries, as the case may be); (iv) any adverse change, event, violation, inaccuracy, circumstance or effect resulting from Company's compliance with the terms of, or the taking of any action required by, this Agreement; (v) the termination, cancellation, deferral or other adverse modification of any Contracts by any customers; or (vi) any voluntary termination of the employment of employees of the Company by such employees. Notwithstanding the exclusionary provisos (v) and (vi) immediately in the foregoing and with respect to the definition of "Material Adverse Effect," such provisos shall in no way or fashion limit or otherwise affect, Parent's rights with respect to the conditions set forth in Sections 6.3(f) or 6.3(g) hereof.

             (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

         9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         9.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.8 hereof.

          9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          9.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.11 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

                                   INTERNATIONAL NETWORK SERVICES, INC.

                                   By:       /s/ David Butze
                                             -----------------------------------

                                   Name:     David Butze

                                   Title:    Chief Executive Officer


                                   By:       /s/ Julia Kellberg
                                             -----------------------------------

                                   Name:     Julia Kellberg

                                   Title:    Vice President, Finance


                                   MID-WEST ACQUISITION CORPORATION

                                   By:       /s/ David Butze
                                             -----------------------------------

                                   Name:     David Butze

                                   Title:    Chief Executive Officer


                                   PREDICTIVE SYSTEMS, INC.

                                   By:       /s/ Andrew Zimmerman
                                             -----------------------------------

                                   Name:     Andrew Zimmerman

                                   Title:    Chief Executive Officer


                                   By:       /s/ Berry Sethi
                                             -----------------------------------

                                   Name:     Berry Sethi

                                   Title:    Chief Financial Officer

                [Signature Page to Agreement and Plan of Merger]

                        NET ASSETS DETERMINATION SCHEDULE

                        Net Assets Determination Schedule

   Method of Calculation of the Assets and Liabilities for Preparation of the
                            Final Net Assets Schedule

Total of the Following Estimated Assets
as of the Anticipated Closing Date
(subject to Note 1)                              Method of Calculation
---------------------------------------          ---------------------------------------------------------------------------------

A/R                                              (Gross A/R as of the Closing Date calculated in accordance with GAAP, minus all
                                                 AR over 365 days old, A/R minus 5% of A/R aged between 180 and 365 days minus 4%
                                                 of A/R aged between 0 and 179 days.)

Restricted Cash                                  Per GAAP
Cash                                             Per GAAP
Work In Process - Hardware and
Software                                         Per GAAP less 4%
Prepaid Expenses                                 Per GAAP
Refundable Income Taxes                          Per GAAP
Unbilled Revenue                                 Per GAAP less 4%
Receivables from Employees and
Stockholders                                     Per GAAP
Security Deposits (Other Assets)                 Per GAAP
Fixed Assets                                     $100,000
Other Current Assets                             $ 36,000

Less:  Contingent Liabilities as of the
Anticipated Closing Date
                                                 As determined pursuant to the definitive
Potential Payment to Purchaser in the            agreement between the Company and the purchaser
ISAC Sale.                                       in the ISAC sale.

Other Contingent Liabilities                     $315,000 (subject to Note 2)

Less: Estimated Other Liabilities as of the
Anticipated Closing Date (subject to Note 1
except where indicating Note 2)

     A/P                                         Per GAAP
     Accrued Expenses and Other
     Current Liabilties                          Per GAAP
     Deferred Revenue                            Per GAAP
     Transaction Related Liabilities             $1,407,000 (subject to Note 2)

Less:  Estimated Conversion/Integration
Costs
     HR Transition Costs                         $2,496,500 (subject to Note 2)
     Other Transaction Costs                     $406,500


                   Notes to Net Assets Determination Schedule


Note 1: GAAP calculations, as of the anticipated Closing Date, which shall be calculated and estimated to the extent necessary in order to provide what the anticipated GAAP number will be as of such Closing Date.

Note 2: The fixed amount shall be reduced to the extent the items in the underlying Estimated Valuation Schedule has either been paid or has been accrued as an expense since the date of the Agreement.